Global Realty Development Corp. Acquires MJD Films

           Global and MJD's First Campaign "Text Your Way to Stardom"
                      Scheduled to Launch October 1, 2006

CORAL SPRINGS, Fla.--August 29, 2006--Global Realty Development Corp. ("GRD") (OTCBB: GRLY), today announced that it acquired MJD Films, ("MJD") the producer of the Horror/Thriller film "The Devil Exists" based on The Manson Family. See the trailer at www.devilexists.com MJD has contracted with both SMS Text Media, Inc. and Smart SMS Corp. to create a three part series, text messaging based campaign. The initial launch (series #1) is scheduled to begin October 1st, 2006 and run a full thirteen weeks, ending December 31st, 2006. Roy A. Sciacca, President of MJD Films stated, "this text messaging campaign is ground breaking in the film industry". The campaign "TEXT YOUR WAY TO STARDOM" will allow the consumer to win a feature roll in a major motion picture, along with all associated fees in becoming a member of The Screen Actors Guild. Series #2 ("Win A TRIP TO "CANNES FILM FESTIVAL" TO ATTEND THE DEVIL PARTY) & Series #3 (WALK THE RED CARPET PREMIER) is scheduled to follow first quarter and third quarter of 2007.

Roy Sciacca, further stated, "The text messaging campaigns planned for the film projects have great revenue potential". "With an average opt-in text program being .99 per entry, gross dollars expected by management to be earned will be in the range of $0.66 per text message after carrier costs. After all third party participants, management believes there shall be approximately $0.10 net to MJD Films per text. Gross earnings shall go through MJD Films and it shall administer all payouts other than carrier participation. The text campaigns are a three part formula: 1. Internet profile based; 2. Sponsor enhanced retail partnerships and 3. Direct trailer screening at the theaters. The three part formula was designed to have the ability to capture millions of participants."

"The Devil Exists" is slated for a January/February 2007 shoot schedule, with a target release date of Halloween 2007. The producers are attempting to fast track the production, aligning the release of the film as the same time Charles Manson comes up for parole.

MJD also has the full feature documentary "Seed of Faith" in its catalog. The film provides a portrait into the life of Pope John Paul II. "SEED of Faith" is finished and packaged (DVD) and offered in both English and Spanish. The film can be mastered to any language. It's supporting CD Soundtrack "features" Grammy Award winning artist Yanni, Academy Award winning composer Ennio Marriconne and many other contributing musical artists. The retail campaign is slated for Easter 2007, including a Television campaign (via 1 800 sales). The sixty second commercial TV spot is completed and can be viewed at the official website, www.seed-of-faith.com. Several text based contest campaigns are being developed for this film project along with international distribution. Seed of Faith will also use a text messaging campaign "Win a Trip to Rome and the Vatican".


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In exchange  for all of the  outstanding  common  stock of MJD Films,  GRD shall issue to MJD Shareholders an aggregate of 4,000,000 GRD shares of common stock and 2,000,000 Warrants to purchase common stock at market price, exercisable up to three years. Such shares and warrants shall be "restricted securities" (as such term is defined in Rule 144 under the U.S. Securities Act of 1933, as amended (the "Securities Act").

About Global Realty  Development  Corp.

Global Realty Development Corp. is an international land development company operating through various real estate development subsidiaries. The Company is primarily engaged in the acquisition and development of real estate in Australia, and is pursuing projects in the United States, South America and the Far East. Global intends to focus its future on the entertainment and gaming industries.


About Smart SMS Corp.

Smart SMS Corp. (Other OTC: SRSM www.SmartSMSCorp.com) is an Internet entertainment company that specializes in mobile marketing campaigns for new TV shows, celebrities, entertainers, athletes, and brands, as well as fundraising programs. Smart SMS Corp. operates the SmartSMS(TM) brand for campaign management in North, Central, and South America. The SmartSMS(TM) platform has been used successfully to launch about 500 campaigns worldwide. In the U.S. and Canada, Smart SMS Corp. uses the distribution infrastructure of GoldPocket Wireless for text-message and multi-media message campaigns, and distributes through NetPeople's networks in Mexico and other Latin American countries. Smart SMS Corp. is headquartered in Los Angeles, with additional presence in New York, Europe, Mexico, South America, Canada and China. Smart SMS Corp. is a publicly traded company listed on the PINK SHEETS, trading under the symbol SRSM.PK.


About SMS Text Media, Inc.

SMS Text Media, Inc. is an entertainment-based marketing company. The company's patent pending application of text messaging to the movie trailer business is the core product offering.


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SAFE HARBOR STATEMENT

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of GLOBAL officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future GLOBAL actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and GLOBAL has no specific intention to update these statements.


CONTACT: Redwood Consultants, LLC - 415-884-0348, investorinfo@redwoodconsultants.com